EXHIBIT 16.1

February 27, 2014

Securities and Exchange Commission
100 F. Street, NE
Washington, D.C. 20549

Dear Ladies and Gentlemen:

We are the predecessor independent registered public accounting firm for Massive Interactive, Inc. (formerly Xtreme Oil & Gas, Inc.) (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 Changes in Registrant’s Certifying Accountants of the Company’s Current Report on Form 8-K dated March 5, 2014 (the “Current Report”) and are in agreement with the disclosures in the Current Report, insofar as it pertains to our firm, LBB & Associates Ltd., LLP.

Sincerely,

/s/ LBB & Associates Ltd., LLP